Exhibit 99.1

Rekor Systems Expands Leadership Team
New CRO and Director to Complement Rekor’s Dedication to Defining Smart Cities

COLUMBIA, Md. – July 2, 2021 – Rekor Systems, Inc. (NASDAQ: REKR) ("Rekor" or the “Company”), a provider of real-time roadway, customer and public safety intelligence to enable AI-driven decisions, announced the growth of their leadership team with the additions of Michael Dunbar as Chief Revenue Officer and Bulent Ozcan as Director of Investor Relations.

A leader in data-driven technology, Dunbar specializes in building mission-critical video surveillance and security solutions for Safe and Smart environments that serve the general public. With 30+ years in the IT industry, his career started in the U.S. Marine Corps, where he advanced to managing global computer defense operations on enterprise and war-fighting networks. In his most recent role at Pivot3, he helped global businesses, security and IT teams overcome the increasing challenges of managing mission-critical video infrastructure, including cities, mass transit and federal facilities. Dunbar joins Rekor to support the company’s go-to-market strategy.

Ozcan is an investor relations and equity research professional, with experience in growth prospect, value assessment and stakeholder communication. Before joining Rekor, Ozcan built and supported the investor relations functions at Voya Financial and Penn National Gaming. Prior to these roles, he spent a decade on Wall Street as an equity analyst covering various sectors at Lehman Brothers, Barclays Capital and RBC Capital Markets. Ozcan’s responsibilities will include the support of Rekor’s public markets communications through providing transparency with the goal of unlocking shareholder value.

“Our consistent focus is to provide advanced and efficient solutions for businesses and governments— enhancing smart city initiatives and increasing public safety,” said Robert A. Berman, CEO of Rekor Systems. “We are delighted to welcome Bulent and Michael to the team and are confident that their knowledge and experience will be additive and well aligned to Rekor’s mission and dedication to clients and shareholders.”

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About Rekor Systems, Inc.
Rekor (Nasdaq: REKR) provides real-time, customer and public safety intelligence to enable AI-driven decisions. Rekor bridges commercial and government sectors with actionable, real-time vehicle recognition data to enable informed decisions faster, and with greater outcomes. Rekor is transforming industries like Public Safety, Customer Experience, and Smart Cities in approximately 80 countries across the globe with smarter, quicker, cost-competitive vehicle recognition solutions for security, revenue discovery and recovery, public safety, electronic toll collection, brand loyalty, parking operations, logistics, and traffic management. We use the power of artificial intelligence to analyze video streams and transform them into AI-driven decisions by our clients. Our machine learning software can turn most IP cameras into highly accurate and affordable vehicle recognition devices used to help protect lives, increase brand loyalty, and enhance operations and logistics, without the need to install expensive new infrastructure. We make what was once considered impossible, possible. To learn more please visit our website: https://rekor.ai.

Contact:

Media:
Robin Bectel
REQ For Rekor Systems, Inc.
rekor@req.co

Investors:
Bulent Ozcan
ir@rekor.ai